News Release

AMI Semiconductor Announces Plans to Consolidate European Fabrication Facilities

POCATELLO, Idaho. – August 17, 2005 – AMI Semiconductor, Inc. (the "Company"), a wholly-owned subsidiary of AMIS Holdings, Inc. (Nasdaq:AMIS), today announced its intention to consolidate its European wafer fabrication operations to enhance operating efficiencies.

The Company intends to close its four-inch wafer fabrication facility in Oudenaarde, Belgium, and plans to consolidate operations into its existing six-inch wafer fabrication facility, also located in Oudenaarde, Belgium. The consolidation and closure of the four-inch facility is expected to be completed by the first quarter of 2007.

"We are taking these actions at our European facilities as part of our ongoing drive to consolidate operations and enhance efficiencies," said Christine King, president and chief executive officer. "These actions along with our previously announced, on-schedule wafer sort consolidation efforts into our Manila, Philippines facility, are examples of our ongoing commitment to improving efficiencies. Customer satisfaction and quality are of paramount importance as we execute on this consolidation," added King, "and we will work closely with our customers through this transition."

The Company anticipates these actions, when fully implemented, will result in net pre-tax cost savings of approximately $1.0 million to $1.5 million per quarter, starting in the first quarter of 2007. The total pre-tax restructuring charge for these actions is expected to be in the range of $20.0 million to $25.0 million, which will be predominately cash. Restructuring charges to be incurred in the third quarter of 2005 will be dependent upon the nature and timing of an agreement with the local workers' council. The remaining charges are expected to be taken on a quarterly basis through the first quarter of 2007, as incurred.

About AMI Semiconductor

AMI Semiconductor (AMIS) is a leader in the design and manufacture of silicon solutions for the real world. As a widely recognized innovator in state-of-the-art integrated mixed-signal products and structured digital products, AMIS is committed to providing customers with the optimal value, quickest time-to-market semiconductor solutions. Offering unparalleled manufacturing flexibility and dedication to customer service, AMI Semiconductor operates globally with headquarters in Pocatello, Idaho, European corporate offices in Oudenaarde, Belgium, and a network of sales and design centers located in the key markets of the North America, Europe and the Asia Pacific region.

Forward Looking Statements

Statements in this press release other than statements of historical fact are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to the timing, cost, and expected savings associated with the intended facilities consolidation. These forward-looking statements involve risks and uncertainties that

AMI Semiconductor, Inc.

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could cause the actual results to differ materially from those anticipated by these forward-looking statements. These risks include the Company’s ability to successfully complete its intended facility consolidation; the effect of general economic conditions and competition; product delays; disruptions or quality issues caused by unforeseen difficulties in the consolidation; loss of key personnel in the transition; any delays in addressing other issues associated with the planned facility closure, such as items related to government agencies, unions and other third-parties; and other risks and uncertainties identified in reports filed from time to time by the Company with the Securities and Exchange Commission, including its most recent Form 10-Q and Annual Report on Form 10-K. The Company does not intend to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Investor Relations Contact:	Media Relations Contact:
Wade Olsen AMI Semiconductor Tel: 208.234.6045 E-Mail: wade_olsen@amis.com	Tamera Drake AMI Semiconductor Tel: 208.234.6890 E-Mail: tamera_drake@amis.com